Exhibit 10.17

PFF Bancorp, Inc.

2004 Equity Incentive Plan

Amended and Restated Performance-Based Stock Award Notice

Name of Award Recipient                                                                               Social Security Number

                                                                  Street Address

City                                                 State                                                                              ZIP Code

This Performance-Based Award Notice is intended to set forth the terms and conditions on which an Award has been granted under the PFF Bancorp, Inc. 2004 Equity Incentive Plan.  Set forth below are the specific terms and conditions applicable to this Award.  Attached as Exhibit A are its general terms and conditions.

Performance-Based Stock Award
Grant Date	May 24, 2005
Class of Shares	Common
Performance Measurement Period	April 1, 2005 through March 31, 2008
Payout Target for Median Performance*
Payout Target for 75th Percentile Performance*
Payout Target for 100th Percentile Performance*
Holding Requirement Amount+
Performance Criteria	Return on Average Equity
Change in Net Interest Margin
Diluted EPS Growth Percentage
Efficiency Ratio
Increase in Number of Deposit Households (compound annual rate)
Growth in Four-Cs (compound annul rate)

* Reported in shares of PFF Bancorp, Inc. common stock.

+ Reported in shares of PFF Bancorp, Inc. common stock over which you have full discretionary investment authority. Unexercised options shall not be considered for purposes of satisfying the ownership and holding requirement described herein.

By signing where indicated below, PFF Bancorp, Inc. (the "Company") grants this Award upon the specified terms and conditions, and the Award Recipient acknowledges receipt of this Performance-Based Stock Award Notice, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein and acknowledges receipt of a Prospectus dated October 29, 2004 for the PFF Bancorp, Inc. 2004 Equity Incentive Plan.

PFF Bancorp, Inc.                                                              Award Recipient

By

       Name:

       Title:

Instructions:  This page should be completed by or on behalf of the Employee Compensation and Benefits Committee.  Any blank space intentionally left blank should be crossed out.  An Award consists of shares granted with uniform terms and conditions.  Where shares granted under an Award are awarded on the same date with varying terms and conditions (for example, varying performance criteria), the awards should be recorded as a series of grants each with its own uniform terms and conditions.

Exhibit A

PFF Bancorp, Inc.

2004 Equity Incentive Plan

Amended And Restated Performance-Based Stock Award Notice

General Terms and Conditions

        Section 1.  Size of Award.  The maximum shares of Common Stock of PFF Bancorp, Inc. ("Shares") covered by this Award ("Awarded Shares") are set forth beside the Payout Target for the 100th Percentile Performance.  Any payment of Awarded Shares will be performed as soon as practicable following the end of the applicable Performance Measurement Period.

        Section 2.  Performance Criteria.  All Performance Criteria listed in your Performance-Based Stock Award Notice ("Notice") shall be given equal weight in the determination of the final payout of Awarded Shares; provided however, that all rights hereunder shall be forfeited if Diluted EPS Growth Percentage is not at or above median level relative to peer group as determined by the Employee Compensation and Benefits Committee of PFF Bancorp, Inc. ("Committee").  In order for any payment to be made hereunder of Awarded Shares at least three of the six Performance Criteria listed in the Notice must be at or above median levels as determined by the Committee.

        (a) Determination of Satisfaction of Performance Criteria.  The Committee has established by resolution a finite peer group of institutions against which median, 75th percentile and 100th percentile performance will be determined and has established target levels of performance for those Performance Criteria not subject to peer group measurement (i.e., increase in number of deposit households and growth in Four-Cs).  Specific levels of performance will be distributed to you following the end of the Performance Measurement Period in connection with your Awarded Shares.

        (b)  Entitlement to Awarded Shares.  If Diluted EPS Growth Percentage and at least two other of the six Performance Criteria are satisfied at the end of the Performance Measurement Period, you will be entitled to some portion of your Awarded Shares provided that you have not terminated Service prior to the end of the Performance Measurement Period.  If you have terminated Service prior to the end of the Performance Measurement Period for reasons other than death or Disability, you will forfeit all Awarded Shares.  If you terminate Service due to death or disability or if there is a Change in Control of the Company, a pro-rata distribution of the Performance-Based Award earned as of the date of the Change in Control, death or Disability shall vest and be payable to each award recipient who is in active Service on the date of the Change in Control or has terminated due to death or Disability with the performance criteria being measured as of the last completed calendar quarter prior to the triggering event.  You may designate a Beneficiary to receive any Awarded Shares that are paid upon your death using the Beneficiary Designation attached as Appendix A.

        (c)  Computation of Awarded Shares.   Your Awarded Shares are computed using all six Performance Criteria with a 16.666% weighting for each Performance Criteria.  Straight-line Interpolation will be used for targets that are between the threshold levels.

        (d)  Illustration of Awarded Share Computation.  Assume that your Payout Targets are 2,000 Shares for Median, 3,000 Shares for 75th Percentile and 10,000 Shares for 100th Percentile.  Assume that for the Performance Measurement Period, the Company ranks in the 60th percentile on Diluted EPS Growth Percentage, 75th percentile for Return on Average Equity, 90th percentile for Total Return and is below the median on the other three Performance Criteria.  You are in the service of the Company at the end of the Performance Measurement Period.  Using straight-line interpolation, the payout would be as follows:

  Diluted EPS Growth Percentage at the 60th percentile is 40% of the way between Median and 75th percentile.  This would equate to 2,400 Shares calculated as (2,000 + [(3,000-2,000) x 40%]) = 2,400 Shares.  Since this Performance Criteria is weighted at 16.666% this would result in 400 Shares.
  Return on Average Equity at the 75th percentile equates to 3,000 Shares which when adjusted by the weighting of 16.666% is 500 Shares.
  Change in Net Interest Margin at 90th percentile is 60% of the way between the 75th and 100th percentile.  This equates to 7,200 Shares calculated as (3,000 + [(10,000-3,000) x 60%]) = 7,200 Shares.  This 7,200 Shares equates to 1,200  Shares when adjusted for the 16.666% weighting.
  The other three Performance Criteria are below median so they result in zero Shares.
  This would result in a total award of 2,100 Shares (400 + 500 + 1,200).  At the end of the Performance Measurement Period, this would result in 2,100 Shares of Awarded Share distributed to you.

        (e)  Definition of Service.  For purposes of determining your Awarded Shares, you will be deemed to be in the service of the Company for so long as you serve in any capacity as an employee, officer, non-employee director of the Company or PFF Bank & Trust or affiliate of either.

        Section 3.  Dividends and Voting Rights.  You will not be entitled to any dividend or voting rights with respect to your Awarded Shares until these share have been distributed to you at the end of the Performance Measurement Period.

        Section 4.  Holding Requirements.  Awarded Shares otherwise due to be distributed to you under the terms of the 2004 Equity Incentive Plan ("Plan") will be forfeited if (i) you hold less than the Holding Requirement Amount in Shares as of the end of the Performance Measurement Period in accounts over which you maintain full discretionary investment authority and (ii) you have effected a net reduction in Shares which you own from the time of the award of this Performance-Based Stock Award to March 31, 2008 other than for reasons of satisfying the payment of required taxes resulting from the vesting or exercise of a previous Company stock award or Company stock option (not to exceed 45% of the taxable income related to the vesting or exercise of such award or option).

        Section 5.  Amendment.  This Notice may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between you and the Company.

        Section 6.  Plan Provisions Control.  This Notice, and the rights and obligations created hereunder, shall be subject to all of the terms and conditions of the Plan.  Capitalized terms shall have the meanings assigned in the Plan or this Notice. In the event of any conflict between the provisions of the Plan and the provisions of this Notice, the terms of the Plan, which are incorporated herein by reference, shall control.  By signing this Notice, you acknowledge receipt of a copy of the Plan and a copy of the Prospectus for the Plan dated October 29, 2004 and agree to be bound by all terms and conditions in these materials and in this Notice.

Appendix A to Performance-Based Stock Award Notice

PFF Bancorp, Inc.

2004 Equity Incentive Plan

Beneficiary Designation Form

GENERAL

INFORMATION    Use this form to designate the Beneficiary(ies) who will receive Shares available for distribution  at the time of your death.

Name of

Award Recipient _____________________________________  Social Security Number _______-_____-__________

BENEFICIARY      Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or

DESIGNATION    cotingent) shall have an equal share.  If any designated Beneficiary predeceases you, the shares of each remaining

                                Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A.  PRIMARY BENEFICIARY(IES).  I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share
%
%
%
Total=100%

B.  CONTINGENT BENEFICIARY(IES).  I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death with respect to all outstanding Awarded Shares:

Name	Address	Relationship	Birthdate	Share
%
%
%
Total=100%
S H I E G R N E

I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Employee Compensation and Benefits Committee of PFF Bancorp, Inc. prior to my death, and that it is subject to all of the terms and conditions of the Plan.  I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Awarded Shares.

                        Your Signature                                                    Date

                                                                        Internal Use Only

This Beneficiary Designation was received by the Employee Compensation and Benefits Committee of PFF Bancorp, Inc. on the date indicated. By Authorized Signature Date	Comments